SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005

Exact Name of Registration as Specified in Charter:

MATRIX ENERGY SERVICES CORPORATION

State of Other Jurisdiction of Incorporation:       Nevada

Commission File Number:                                   000-09419

IRS Employer Identification Number:                  84-0811647

Address and Telephone Number of Principle Executive Offices:
5416 Birchman Avenue; Fort Worth, Texas 76107

(801) 273-9300

Item 5.01 Changes in Control of the Registration

Effective June 16, 2005, Portsmith Partners of Nevada, Inc. ("Portsmith") acquired 49,135,815 shares of Matrix Energy Services Corporation' s, ("the Company"), common stock from MorOil, Inc. The Company and Portsmith do not have any officers or directors in common. As a result of this transaction, James Anderson has been appointed to serve as President and Director of the Company. There are no related transactions between Portsmith and Mr. Anderson.

Mark Zouvas has indicated he intends to step down as a director and officer of the Company, and accordingly, has appointed James Anderson to the board of directors of the Company. Mr. Anderson currently owns James Corporation which has two subsidiaries, a golf company and a computer company. Prior to that, he was the owner and operator of a restaurant and gaming club and owned a retail computer store all located in Salt Lake City, Utah and has been involved in other start up ventures. During the year ended September 30, 2004, the operator of the Company's oil and gas wells foreclosed on the Company's oil and gas properties due to two years of non-payment of operating and related expenses. Currently the Company is actively seeking possible merger and acquisition opportunities. The Company has had no operations since September 9, 2004, other than certain general and administrative expenses. At this time, there has been no business identified which will be acquired or started.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board appointed James Anderson to the Board of Directors and as CEO on June 2, 2005 to fill the vacancies created by the resignations of M. O. Trey Rife, III and Joe Bill Bennett as officer and directors, subject to the closing of escrow June 16, 2005. Mark Zouvas will resign as director and officer on June 30, 2005. Mr. Zouvas has no disputes with the company and is leaving to pursue other ventures. Mr. Anderson will remain the sole director of the Company.

James Anderson, Director and CEO. Mr. Anderson owns James Corporation which has two subsidiaries, a golf company and a computer company. Prior to that, he was the owner and operator of a restaurant and gaming club and owned a retail computer store all located in Salt Lake City, Utah. Mr. Anderson also has over 22 years experience in the computer industry. He has owned and operated his various business interests for the last 24 years. He spent 6 years in the U.S. Army.

Mr. Anderson is a director of one other public company at this time. There is no employment contract between Mr. Anderson and the Company at this time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2005 MATRIX ENERGY SERVICES CORPORATION

/s/ James Anderson

James Anderson

President and Director